EXHIBIT 5.1

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

October 9, 2019

SJW Group

110 West Taylor Street

San Jose, California 95110

Re: SJW Group – Registration Statement for Offering of 156,022 Common Stock

Dear Ladies and Gentlemen:

We have acted as counsel to SJW Group, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 156,022 shares of the Company’s common stock (the “Shares”) issuable pursuant to the equity awards outstanding under the Connecticut Water Service, Inc. 2014 Performance Stock Program (as amended, the “2014 Plan”), the Connecticut Water Service, Inc. 2004 Performance Stock Program (as amended, the “2004 Plan”) and the Connecticut Water Service, Inc. 1994 Performance Stock Program (as amended, the “1994 Plan” and together with the 2014 Plan and 2004 Plan, the “Plans”) assumed by the Company on the effective date of the merger contemplated pursuant to that certain Second Amended and Restated Agreement and Plan and Merger by and among Connecticut Water Service, Inc., the Company and Hydro Sub, Inc., dated as of August 5, 2018 (as amended from time to time, the “Merger Agreement”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents, the Merger Agreement and the corporate proceedings taken by the Company with respect to the assumption of the Plans pursuant to the Merger Agreement. Based on such review, we are of the opinion that, if, as and when the Shares have been issued pursuant to the applicable provisions of each Plan and outstanding award agreements and related assumption agreements evidencing the assumption of the equity awards assumed by the Company under the Plans and in accordance with the Registration Statement and assuming the transaction contemplated under the Merger Agreement has been consummated in accordance its terms, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

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